As filed with the Securities and Exchange Commission on July 31, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALIFORNIA BANCORP

(Exact name of registrant as specified in its charter)

California	84-3288397
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12265 El Camino Real, Suite 210 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

California BanCorp Amended and Restated 2017 Equity Incentive Plan

(Full title of plan)

Manisha K. Merchant

Executive Vice President and General Counsel

California BanCorp

12265 El Camino Real, Suite 210

San Diego, California 92130

(844) 265-7622

(Name, address, including zip code, and telephone number, including area code of agent for service)

With copies to:

Joshua A. Dean, Esq.

David J. Gershon, Esq.

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive, Tenth Floor

Costa Mesa, California 92626

(714) 513-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

The Merger and Name Change

On July 31, 2024, in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of January 30, 2024, by and between Southern California Bancorp, a California corporation (the “Registrant”), and California BanCorp, a California corporation (“CALB”), CALB merged with and into the Registrant (the “Merger”) with the Registrant as the surviving entity. In connection with the consummation of the Merger, the Registrant changed its name to California BanCorp.

Treatment of Certain CALB Equity Awards

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), certain restricted stock unit awards in respect of shares of common stock, no par value, of CALB (“CALB Common Stock”) that were outstanding immediately prior to the Effective Time and granted under the California BanCorp Amended and Restated 2017 Equity Incentive Plan (the “CALB Stock Plan”), were converted into corresponding awards of the Registrant relating to the number of shares of common stock, no par value, of the Registrant (“Common Stock”) equal to the product of (i) the number of shares of CALB Common Stock subject to each such award immediately prior to the Effective Time, multiplied by (ii) 1.590, the exchange ratio in the Merger, rounded down to the nearest whole share of Common Stock. Each such converted restricted stock unit award continues to be subject to the same terms and conditions as were applicable to the corresponding CALB restricted stock unit award immediately prior to the Effective Time.

This Registration Statement registers 263,314 shares of Common Stock which may be issuable upon the vesting, settlement or exercise of the equity awards described above under the CALB Stock Plan. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

●	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on March 15, 2024 (the “Form 10-K”), including the information specifically incorporated by reference in the Form 10-K from the Registrant’s definitive proxy statement on Schedule 14A, filed on April 18, 2024;

●	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed on May 8, 2024;

●	The Registrant’s Current Reports on Form 8-K filed on January 19, 2024; January 30, 2024; April 3, 2024; May 9, 2024; May 13, 2024; June 5, 2024; July 18, 2024; and July 31, 2024; and

●	The description of the Registrant’s Common Stock set forth in the Form 10 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed on April 6, 2023, as amended by Amendment No. 1, filed on April 24, 2023, as the description therein has been updated and superseded by the description of the Registrant’s Common Stock contained in Exhibit 4.1 to the Form 10-K filed on March 15, 2024, and any future amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

The Registrant is a California corporation and is subject to the California Corporations Code (the “California Code”). Section 317 of the California Code authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in Section 317(a) of the California Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 204 of the California Code provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Code (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

The Registrant’s articles of incorporation authorize the Registrant to, and the Registrant’s bylaws provide that the Registrant must, indemnify its directors and officers to the fullest extent authorized by the California Code and may also pay expenses incurred in defending a proceeding in advance of its final disposition subject to the delivery of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to indemnification.

The Registrant has entered into indemnification agreements with its directors and executive officers. These agreements require the Registrant to, among other things, (i) indemnify the directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations and (ii) advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification.

The foregoing summaries are necessarily subject to the complete text of the statute, the articles of incorporation, the bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

The Registrant also maintains insurance policies which insure its officers and directors against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the registrant’s directors, officers or controlling persons pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification for violations of state securities laws may be limited by applicable laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit	Description
4.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, as amended, filed on April 24, 2023)

4.2	Agreement of Merger dated as of July 31, 2024, amending the Registrant’s Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 31, 2024)

4.3	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on July 31, 2024)

5.1	Opinion of Sheppard Mullin Richter & Hampton, LLP

23.1	Consent of Sheppard Mullin Richter & Hampton, LLP (included in Exhibit 5.1)

23.2	Consent of Eide Bailly LLP

24	Power of Attorney (included in signature page)

99.1	California BanCorp Amended and Restated 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed on July 31, 2024)

107	Calculation of Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 31, 2024.

CALIFORNIA BANCORP

By	/s/ Steven E. Shelton
Steven E. Shelton
Chief Executive Officer

POWER OF ATTORNEY

The officers and directors of California BanCorp whose signatures appear below hereby constitute and appoint David I. Rainer and Manisha Merchant, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do everything necessary to accomplish the foregoing, as fully to all intents and purposes as he or she might or could do in person, and each of the undersigned does hereby ratify and confirm all that each of said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the date indicated.

	Signature/Name	Title	Date

By:	/s/ David I. Rainer	Chairman and Director	July 31, 2024
David I. Rainer

By:	/s/ Steven E. Shelton	Chief Executive Officer and Director	July 31, 2024
	Steven E. Shelton	(Principal Executive Officer)

By:	/s/ Thomas Dolan	Executive Vice President, Chief Operating Officer and Chief Financial Officer	July 31, 2024
	Thomas Dolan	(Principal Financial Officer)

By:	/s/ Joann Yeung	Senior Vice President and Chief Accounting Officer	July 31, 2024
	Joann Yeung	(Principal Accounting Officer)

By:	/s/ Stephen A. Cortese	Director	July 31, 2024
Stephen A. Cortese

By:	/s/ Andrew J. Armanino, Jr.	Director	July 31, 2024
Andrew J. Armanino, Jr.

By:	/s/ Kevin J. Cullen	Director	July 31, 2024
Kevin J. Cullen

By:	/s/ Frank D. Di Tomaso	Director	July 31, 2024
Frank D. Di Tomaso

By:	/s/ Rochelle G. Klein	Director	July 31, 2024
Rochelle G. Klein

By:	/s/ Dr. Lester Machado	Director	July 31, 2024
Dr. Lester Machado

By:	/s/ Richard Martin	Director	July 31, 2024
Richard Martin

By:	/s/ Frank L. Muller	Director	July 31, 2024
Frank L. Muller

By:	/s/ David Volk	Director	July 31, 2024
David Volk

By:	/s/ Anne Williams	Director	July 31, 2024
Anne Williams

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